Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Mike Duncan - Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

THIRD QUARTER 2003 RESULTS

COBURG, Oregon, October 21, 2003 — Monaco Coach Corporation (NYSE: MNC) today reported revenue and earnings for its third quarter ended September 27, 2003. Third quarter earnings per share were 21 cents, on third quarter revenue of $303.2 million. Net income for the third quarter was $6.3 million. Operating income for the third quarter was $11.1 million. Third quarter unit sales of Monaco Coach Corporation products were 2,436 units. Third quarter motorhome sales totaled 1,751 units and third quarter towable recreational vehicles totaled 685 units.

For the nine months ended September 27, 2003, earnings per share were 38 cents on revenue of $845.1 million. Net income for the nine months ended September 27, 2003 was $11.2 million. Operating income for the nine months ended September 27, 2003 was $20.5 million. Unit sales of Monaco Coach Corporation products for the nine months ended September 27, 2003 totaled 7,063 units. Nine-month motorhome sales totaled 5,157 units and nine-month towable recreational vehicles totaled 1,906 units.

According to Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson, “The retail market remained strong throughout the third quarter, and our retail dealer partners responded with increased orders, resulting in better than anticipated revenue. Combined with the successful reduction in our finished goods inventory, this positive sales environment is allowing us to gradually increase our overall production rates.”

Toolson continued, “Our 2003 and 2004 models retailed well during the third quarter. We remained aggressive in terms of retail promotions to help move 2003 products throughout the quarter. Our retail dealers’ inventories fell again in the third quarter as retail sales outpaced wholesale shipments.”

Monaco Coach Corporation President John Nepute added, “We expect fourth quarter 2003 revenues in the range of $290 million to $300 million, due in part to holiday time off in the fourth quarter. As we increase production rates, we will continue to regain gross margins. Our goal is to achieve fourth quarter 2003 gross margins of approximately 12% to 12.5%. As retail promotions expire, we intend to reduce our sales, general and administrative expenses to between 8% and 8.25% of revenue in the fourth quarter 2003.”

Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley stated, “We worked hard to improve our balance sheet in the third quarter of 2003. Our overall borrowings at the end of the third quarter 2003 fell to $32.5 million, down from $85 million at the end of the second quarter 2003. Our overall debt reduction was helped in part by a $6.5 million reduction related to the sale of the undeveloped Naples, Florida property we acquired from Outdoor Resorts of America. Our finished goods inventory fell to $20.9 million at the end of the third quarter 2003, down from $46.5 million at the end of the second quarter 2003.”

Daley continued, “We currently expect 2004 revenue to be approximately $1.2 to $1.26 billion. We believe we can increase our gross margins to approximately 13.5%, and reduce our sales, general and administrative expenses to 7.25% of revenue by the end of 2004.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the Company’s fourth quarter 2003 and fiscal year 2004 expectations for revenue, gross margin, and sales, general, and administrative expenses are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2002, and the 2002 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov

91320 Industrial Way, Coburg, OR 97408 | P 545 686 8011 | 800 634 0855 | F 541 681 8899 | www.monaco-online.com

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands, except share and per share data)

	December 28, 2002	September 27, 2003
ASSETS
Current assets:
Trade receivables, net	$116,647	$105,949
Inventories	175,609	132,142
Resort lot inventory	26,883	14,972
Prepaid expenses	3,612	2,880
Deferred income taxes	33,379	33,047
Total current assets	356,130	288,990

Property, plant, and equipment, net	135,350	141,669
Debt issuance costs net of accumulated amortization of $389, and $686, respectively	683	690
Goodwill, net of accumulated amortization of $5,320 and $5,320, respectively	55,254	55,254
Total assets	$547,417	$486,603

LIABILITIES
Current liabilities:
Book overdraft	$3,518	$4,724
Line of credit	51,413	0
Current portion of long-term note payable	21,667	15,500
Accounts payable	78,055	77,504
Product liability reserve	21,322	20,626
Product warranty reserve	31,745	28,976
Income taxes payable	4,536	2,096
Accrued expenses and other liabilities	29,633	30,013
Total current liabilities	241,889	179,439

Long-term note payable	30,333	17,000
Deferred income taxes	14,568	16,932
	286,790	213,371

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par, 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 28,871,144 and 29,093,637 issued and outstanding, respectively	289	291
Additional paid-in capital	51,501	52,934
Retained earnings	208,837	220,007
Total stockholders’ equity	260,627	273,232
Total liabilities and stockholders’ equity	$547,417	$486,603

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Nine-Months Ended
	September 28, 2002	September 27, 2003	September 28, 2002	September 27, 2003

Net sales	$314,680	$303,178	$922,022	$845,113
Cost of sales	271,863	266,458	800,230	747,534
Gross profit	42,817	36,720	121,792	97,579

Selling, general, and administrative expenses	22,783	25,667	66,455	77,060
Operating income	20,034	11,053	55,337	20,519

Other income, net	3	64	47	502
Interest expense	(633)	(767)	(2,000)	(2,558)
Income before income taxes	19,404	10,350	53,384	18,463

Provision for income taxes	7,616	4,088	20,953	7,293

Net income	$11,788	$6,262	$32,431	$11,170

Earnings per common share:
Basic	$.41	$.22	$1.13	$.38
Diluted	$.40	$.21	$1.10	$.38

Weighted average common shares outstanding:
Basic	28,859,515	29,080,716	28,793,435	29,021,742
Diluted	29,527,539	29,625,959	29,604,369	29,478,842

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Nine-Months Ended
	September 28, 2002	September 27, 2003

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$32,431	$11,170
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Loss on sale of assets	164	20
Depreciation and amortization	6,364	7,202
Deferred income taxes	(1,511)	4,297
Changes in working capital accounts:
Trade receivables, net	(28,668)	11,075
Inventories	(40,468)	43,467
Resort lot inventory		4,712
Prepaid expenses	(2,582)	724
Accounts payable	30,045	(551)
Product liability reserve	4,069	(696)
Product warranty reserve	1,368	(2,769)
Income taxes payable	13,234	(2,440)
Accrued expenses and other liabilities	11,043	633
Net cash provided by operating activities	25,489	76,844
Cash flows from investing activities:
Additions to property, plant, and equipment	(13,055)	(16,969)
Proceeds from sale of assets	384	2,051
Proceeds from sale of Naples property		6,650
Issuance of notes receivable	312
Net cash used in investing activities	(12,359)	(8,268)
Cash flows from financing activities:
Book overdraft	3,923	1,206
Payments on lines of credit, net	(11,196)	(51,413)
Payments on long-term notes payable	(7,500)	(19,500)
Debt issuance costs		(304)
Issuance of common stock	1,643	1,435
Net cash used by financing activities	(13,130)	(68,576)
Net change in cash	0	0
Cash at beginning of period	0	0
Cash at end of period	$0	$0